UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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BancFirst Corporation

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BancFirst Corporation

101 North Broadway

Oklahoma City, Oklahoma 73102

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE	May 24, 2007.

TIME	9:00 a.m., local time.

PLACE	Second Floor Conference Room, 101 N. Broadway (the corner of Main Street and Broadway), Oklahoma City, Oklahoma 73102.

ITEMS OF BUSINESS

1.      To elect seven directors for a term of three years;

2.      To ratify the appointment of Grant Thornton LLP as our independent auditor for the fiscal year ending December 31, 2007; and

3.      To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

RECORD DATE	In order to vote, you must have been a shareholder at the close of business on April 12, 2007.

PROXY VOTING

Whether or not you attend the meeting in person, it is important that your shares be represented and voted. Please vote by completing, signing and dating your proxy card and returning it as soon as possible in the enclosed, postage–paid envelope. This proxy is revocable. You can revoke this proxy at any time prior to its exercise at the meeting by following the instructions in the proxy statement.

By Order of the Board of Directors:

Joe T. Shockley, Jr.
Executive Vice President, Chief Financial Officer and Secretary

Oklahoma City, Oklahoma

April 27, 2007

PLEASE SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

BANCFIRST CORPORATION

2007 ANNUAL MEETING

PROXY STATEMENT

i

BancFirst Corporation

101 North Broadway

Oklahoma City, Oklahoma 73102

PROXY STATEMENT

We are providing these proxy materials in connection with BancFirst Corporation’s 2007 Annual Meeting of Shareholders. In this proxy statement, we refer to the Board of Directors as the “Board” and to BancFirst Corporation as “we”, “us” or the “Company.” This proxy statement, the accompanying proxy card or voter instruction card and our 2006 Annual Report on Form 10-K were first mailed to shareholders on or about April 27, 2007. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of the Company is soliciting your vote at the 2007 Annual Meeting of Shareholders.

What is the purpose of the Annual Meeting?

You will be voting on:

•	Election of directors;

•	Ratification of the selection of Grant Thornton LLP as our independent auditor for the fiscal year ending December 31, 2007; and

•	Any other business that may properly come before the meeting.

What are the Board’s recommendations?

The Board recommends a vote:

•	for the election of directors;

•	for the ratification of the selection of Grant Thornton LLP as our independent auditor for the fiscal year ending December 31, 2007; and

•	for or against other matters that come before the Annual Meeting, as the proxy holders deem advisable.

Who is entitled to vote at the Annual Meeting?

The Board set April 12, 2007 as the record date for the Annual Meeting (the “record date”). All shareholders who owned BancFirst Corporation common stock at the close of business on April 12, 2007 may attend and vote at the Annual Meeting.

How many votes do I have?

You will have one vote for each share of our common stock you owned at the close of business on the record date, provided those shares are either held directly in your name as the shareholder of record or were held for you as the beneficial owner through a broker, bank or other nominee.

What is the difference between holding shares as a shareholder of record and beneficial owner?

Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, BancFirst Trust and Investment Management, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting, unless you request, complete and deliver a proxy from your broker, bank or nominee. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

How many votes can be cast by all shareholders?

Each share of BancFirst Corporation common stock is entitled to one vote. There is no cumulative voting. We had 15,721,936 shares of common stock outstanding and entitled to vote on the record date.

How many votes must be present to hold the Annual Meeting?

A majority of our outstanding shares as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Shares are counted as present at the Annual Meeting if you are present and vote in person at the Annual Meeting or a proxy card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

How many votes are required to elect directors and adopt the other proposals?

Under the Company’s bylaws, directors must be elected by a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Because the election of Directors requires a majority vote, votes “WITHHELD” with respect to a nominee will have the same effect as votes against that nominee. The ratification of the selection of Grant Thornton LLP as our independent auditor also requires the affirmative vote of a majority of the shares of BancFirst Corporation common stock represented at the Annual Meeting and entitled to vote on the matter in order to be approved. If you abstain from voting on any of these matters, your shares will be counted as present and entitled to vote on that matter for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you return your signed proxy card or voting instruction card in the enclosed envelope but do not mark selections, it will be voted in accordance with the recommendations of the Board. If you indicate a choice with respect to any matter to be acted upon on your proxy card or voting instruction card, the shares will be voted in accordance with your instructions. If you are a beneficial owner and hold your shares in street name through a broker and do not return the voting instruction card, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters, such as the uncontested election of directors and the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters such as the approval of amendments to a stock plan or our certificate of incorporation. If you do not provide voting instructions to your broker and the broker has indicated on the proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter.

Broker non-votes will be considered as represented for purposes of determining a quorum but generally will not be considered as entitled to vote with respect to that proposal. Broker non-votes are not counted in the tabulation of the voting results with respect to the election of directors or for purposes of determining the number of votes cast with respect to a particular proposal. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal that requires a majority of the votes cast. With respect to a proposal that requires a majority of the outstanding shares (of which there are none for this Annual Meeting), a broker non-vote has the same effect as a vote against the proposal.

Can I change or revoke my vote after I return my proxy card or voting instruction card?

Yes. Even if you sign the proxy card or voting instruction card in the form accompanying this proxy statement, you retain the power to revoke your proxy or change your vote. You can revoke your proxy or change your vote at any time before it is exercised by giving written notice specifying such revocation to the Corporate Secretary of the Company. You may change your vote by timely delivery of a valid, later-dated proxy or by voting by ballot at the Annual Meeting. However, please note that if you would like to vote at the Annual Meeting and you are not the shareholder of record, you must request, complete and deliver a proxy from your broker, bank or nominee.

What does it mean if I receive more than one proxy or voting instruction card?

It generally means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Who can attend the Annual Meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend.

The Annual Meeting will be held at the Second Floor Conference Room, 101 N. Broadway (the corner of Main Street and Broadway), Oklahoma City, Oklahoma 73102.

Who pays for the proxy solicitation and how will the Company solicit votes?

We will bear the expense of printing and mailing proxy materials. In addition to this solicitation of proxies by mail, our directors, officers and other employees may solicit proxies by personal interview, telephone, facsimile or email. They will not be paid any additional compensation for such solicitation. We will request brokers and nominees who hold shares of our common stock in their names to furnish proxy materials to beneficial owners of the shares. We will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

How can I access the Company’s proxy materials and annual report electronically?

The proxy statement and our 2006 Annual Report on Form 10-K are available on the website of the Securities and Exchange Commission (“SEC”) at http://www.sec.gov. The Company provides links on its Internet website to the SEC’s website where these reports can be obtained. The Company’s annual report on Form 10-K for the year ended December 31, 2006 (other than the exhibits thereto), as well as copies of other filings or exhibits to filings made with the SEC, is also available upon written request without charge. Such requests should be directed to: Joe Shockley, Executive Vice President and Chief Financial Officer, BancFirst Corporation, 101 North Broadway, Oklahoma City, Oklahoma 73102. The public may read and copy any materials that the Company files with the SEC at the Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling 1-800-732-0330.

Is a list of shareholders available?

The names of shareholders of record entitled to vote at the Annual Meeting will be available to shareholders entitled to vote at this meeting for ten days prior to the meeting for any purpose relevant to the meeting. This list can be viewed between the hours of 9:00 a.m. and 5:00 p.m. at our principal executive offices at 101 N. Broadway, Oklahoma City, Oklahoma. Please contact the Company’s Corporate Secretary to make arrangements.

How do I find out the voting results?

Preliminary voting results will be announced at the Annual Meeting, and final voting results will be published in our Quarterly Report on Form 10–Q for the quarter ending June 30, 2007, which we will file with the SEC. After the Form 10–Q is filed, you may obtain a copy by visiting our website, which provides links to the SEC’s website. You may also obtain a copy by visiting the SEC’s website directly or by contacting Joe Shockley, Executive Vice President and Chief Financial Officer, by calling (405) 270-1086, by writing to Mr. Shockley c/o BancFirst Corporation, 101 N. Broadway, Oklahoma City, Oklahoma 73102, or by sending an email to him at shockley@bancfirst.com.

What if I have questions about lost stock certificates or I need to change my mailing address?

Shareholders may contact our transfer agent, BancFirst Trust and Investment Management, by calling (405) 270-4797 or writing to BancFirst Trust and Investment Management, P.O. Box 26883, Oklahoma City, Oklahoma 73126, to get more information about these matters.

HOW DO I VOTE ?

Your vote is important. You may vote by mail or by attending the Annual Meeting and voting by ballot, all as described below.

Vote by Mail

If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

Voting at the Annual Meeting

The method or timing of your vote will not limit your right to vote at the Annual Meeting if you attend the meeting and vote in person. However, if your shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this proxy from the holder of record.

The shares represented by the proxy cards received, properly marked, dated, signed and not revoked, will be voted at the Annual Meeting. If you sign and return your proxy card or voting instruction card but do not give voting instructions, the shares represented by that proxy card or voting instruction card will be voted as recommended by the Board.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

The Company is committed to maintaining the highest standards of business conduct and corporate governance, which we believe are essential to running our business efficiently, serving our shareholders well and maintaining our integrity in the marketplace. We regularly monitor developments in the area of corporate governance and review our processes and procedures in light of such developments. In those efforts, we review federal laws affecting corporate governance, such as the Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC and The Nasdaq Stock Market, Inc. (the “Nasdaq”). We believe that we have in place procedures and practices, including the following, which are designed to enhance our shareholders’ interests.

We have adopted a Code of Ethics that applies to our principal executive officer and senior financial officers, including our principal financial officer and principal accounting officer, the purpose of which is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the Company’s financial books and records and the preparation of its financial statements. We have also adopted a Corporate Code of Conduct that sets forth the guiding principles and rules of behavior by which we operate our company and conduct our daily business with our customers, vendors and shareholders and with our fellow employees. The Code of Conduct applies to all directors and employees of the Company. Copies of the Code of Ethics and the Corporate Code of Conduct may be requested by writing to: Corporate Secretary, BancFirst Corporation, 101 N. Broadway, Oklahoma City, Oklahoma 73102.

Board Independence

The Nasdaq’s listing standards require our Board to be comprised of at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company. Based on the independence standards prescribed by the Nasdaq, our Board has affirmatively determined that each of the following directors is independent: C. L. Craig, Jr., Dr. Donald B. Halverstadt, John C. Hugon, Dave R. Lopez, J. Ralph McCalmont, Tom H. McCasland III, Melvin Moran, Ronald J. Norick, Paul B. Odom, Jr., David E. Ragland and G. Rainey Williams, Jr. In addition, as prescribed by the Nasdaq Marketplace Rules, these independent directors have regularly scheduled meetings without management present. See “—Executive Sessions.”

In determining independence, the Board reviews whether directors have any material relationship with the Company. The Board considers all relevant facts and circumstances. In assessing the materiality of a director’s relationship to the Company, the Board considers the issues from the director’s standpoint and from the perspective of the persons or organizations with which the director has an affiliation and is guided by the standards set forth below. The Board reviews commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. An independent director must not have any material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, or any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

A director will not be considered independent in the following circumstances:

(1)	The director is, or has been in the past three years, an employee of the Company, or an immediate family member of the director is, or has been in the past three years, an executive officer of the Company.

(2)	The director has received, or has an immediate family member who has received during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than compensation for Board service, compensation received by the director’s immediate family member for service as a non-executive employee of the Company, and pension or other forms of deferred compensation for prior service with the Company that is not contingent on continued service.

(3)	(A) The director or an immediate family member is a current partner of the firm that is the Company’s external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member is or was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

(4)	The director or an immediate family member is, or has been in the past three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or has served on that company’s compensation committee.

(5)	The director is, or has an immediate family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed the greater of 5% of the recipient’s consolidated gross revenues for that year, or $200,000.

For these purposes, an “immediate family” member includes a director’s spouse, parents, children, siblings, mother-and father-in-law, sons-and daughters-in-law, brothers-and sisters-in-law, and anyone who shares the director’s home.

Board Structure and Committee Composition

As of the date of this proxy statement, our Board has 19 directors and the following four standing committees: (1) Executive Committee, (2) Audit Committee, (3) Compensation Committee, and (4) Independent Directors’ Committee. BancFirst, our principal operating subsidiary and the largest state-chartered bank in Oklahoma (“BancFirst” or the “Bank”), has standing an Administrative Committee, which also reports to our Board. The committee membership and meetings during the last fiscal year and the function of each of the standing committees are described below. During fiscal 2006, the Board held 12 meetings. Each current director attended at least 75% of all Board and applicable standing committee meetings. Directors are encouraged to attend annual meetings of the Company’s shareholders. All then-current directors attended the last annual meeting of shareholders.

Name of Board Committee
Name of Director	Executive	Audit	Compensation	Independent Directors
Dennis L. Brand	Member
Sam Cole (1)		Member
C. L. Craig, Jr.			Chair	Chair
James R. Daniel	Member
K. Gordon Greer	Chair
Robert A. Gregory	Member
Dr. Donald B. Halverstadt				Member
John C. Hugon				Member
Dave R. Lopez				Member
J. Ralph McCalmont		Chair		Member
Tom H. McCasland III		Member		Member
Melvin Moran			Member	Member
Ronald J. Norick				Member
Paul B. Odom, Jr.				Member
David E. Ragland		Member	Member	Member
David E. Rainbolt	Member
H. E. Rainbolt	Member
Darryl Schmidt (2)	Member
G. Rainey Williams, Jr.				Member
Meetings in fiscal 2006	17	15	2	1

(1)	Mr. Cole is a nonvoting advisory director of the full Board, but is a voting member of the Audit Committee.
(2)	Mr. Schmidt is a director of the Bank.

Executive Committee

The Executive Committee has the authority to exercise all the powers of the full Board during the intervals between Board meetings, except the power to amend the Bylaws and those powers specifically delegated to other committees of the Board. Members of the Executive Committee in 2006 were Dennis L. Brand, James R. Daniel, K. Gordon Greer (Chairman), Robert A. Gregory, David E. Rainbolt, H. E. Rainbolt and Darryl Schmidt.

Audit Committee

The Audit Committee of the Company also serves as the Audit Committee of the Bank. The Audit Committee is responsible for conducting an annual examination of the Company and for ensuring that adequate internal controls and procedures are maintained. An independent auditor is engaged to conduct the annual examination and the Audit Committee meets with the independent auditor to discuss the scope and results of the examination. Additionally, the Internal Auditor of the Bank reports to the Audit Committee.

The Board determined that each of J. Ralph McCalmont, Chair of the Audit Committee, and Audit Committee members Sam Cole, Tom H. McCasland III and David E. Ragland is independent pursuant to applicable Nasdaq listing standards governing audit committee members. The Board also determined that Mr. Cole is an audit committee financial expert as defined by applicable SEC rules. The Audit Committee has a written Audit Committee Charter, which was included as Appendix A in the Proxy Statement for the Annual Meeting of Stockholders held May 26, 2005. A free printed copy also is available to any shareholder who requests it from the address on page 4 of this proxy statement.

Compensation Committee

The Compensation Committee of the Company determines the compensation of the Chief Executive Officer, and reviews and approves the compensation of the other executive officers of the Company. During 2006, the Compensation Committee was composed of C. L. Craig, Jr. (Chair), Melvin Moran and David E. Ragland, each of whom has been determined by the Board to be independent directors. The report of the Compensation Committee is included herein beginning on page 19. The charter of the Compensation Committee is included as Appendix A to this proxy statement. A free printed copy is available to any shareholder who requests it from the address on page 4 of this proxy statement.

Independent Directors’ Committee

The Independent Directors’ Committee meets periodically in executive session to discuss significant matters and review the actions of management of the Company, and also serves as the Board’s nominating committee. The Independent Directors’ Committee consists of those directors who meet the applicable independence requirements, which during 2006 were the 11 directors identified on page 5 under the heading “Board Independence.” The Independent Directors’ Committee has a written charter, which is included as Appendix B to this proxy statement. A free printed copy is available to any shareholder who requests it from the address on page 4 of this proxy statement.

Administrative Committee of the Bank

The Administrative Committee is a management committee that assists the Board and executive management with administration of corporate policies and procedures, and with other matters concerning the management of the Company’s business. During 2006, the members of the Administrative Committee were Dennis L. Brand, Scott Copeland, James R. Daniel, Paul D. Fleming, Randy Foraker, D. Jay Hannah, Dennis Murphy, Robert M. Neville, Dale E. Petersen, David E. Rainbolt (Chairman), J. Michael Rogers, Darryl Schmidt, and Joe T. Shockley, Jr. David Westman, an Executive Vice President and Chief Technology Officer of the Bank, was appointed to the Administrative Committee effective November 2006. The Administrative Committee met 12 times during 2006.

Director Nominees

Shareholder Recommendations

The policy of the Independent Directors’ Committee is to consider properly submitted shareholder recommendations of candidates for membership on the Board as described below under “Identifying and Evaluating Candidates for Directors.” In evaluating such recommendations, the Independent Directors’ Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under “Director Qualifications.” Any shareholder recommendations proposed for consideration by the Independent Directors’ Committee should include the candidate’s name and qualifications for Board membership and should be addressed to the Corporate Secretary pursuant to the procedure described on page 29 under the heading “Proposals for the 2008 Meeting of Shareholders.”

Director Qualifications

The Independent Directors’ Committee has no specified Board membership criteria that apply to nominees recommended for a position on the Company’s Board. However, members of the Board should have the highest professional and personal ethics and values, consistent with the Company’s longstanding values and standards. They should also have broad experience at the policy-making level in business, government, education, technology or public service. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. The Independent Directors’ Committee believes that directors’ service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties.

Identifying and Evaluating Candidates for Directors

The Independent Directors’ Committee uses a variety of methods for identifying and evaluating nominees for director. In the event that vacancies are anticipated, or otherwise arise, the Independent Directors’ Committee considers various potential candidates for director. Candidates may come to the attention of the Independent Directors’ Committee through current Board members, shareholders or other persons. Identified candidates are evaluated at regular or special meetings of the Independent Directors’ Committee and may be considered at any point during the year. As described above, the Independent Directors’ Committee will consider properly submitted shareholder recommendations for candidates for the Board to be included in the Company’s proxy statement. In evaluating nominations, the Independent Directors’ Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Executive Sessions

Executive sessions of independent directors are held at least once a year. The sessions are scheduled and chaired by the lead independent director, who in 2006 was C. L. Craig, Jr. Any independent director may request that an additional executive session be scheduled.

Communication with the Board

Shareholders and other interested parties may communicate with one or more members of the Board in writing by regular mail. The following address may be used by those who wish to send such communications:

Board of Directors

c/o Corporate Secretary,

BancFirst Corporation

101 N. Broadway

Oklahoma City, Oklahoma 73102

Such communication should be clearly marked “Shareholder—Board Communication.” The communication must indicate whether it is meant to be distributed to the entire Board or to specific members of the Board, and must state the number of shares beneficially owned by the shareholder making the communication. The Secretary has the authority to disregard any inappropriate communications. If deemed an appropriate communication, the Secretary will submit your correspondence to the Chairman of the Board or to any specific director to whom the correspondence is directed.

DIRECTOR COMPENSATION

We provide the following elements of compensation for our non-employee directors, each of whom is also a director of the Bank:

•	A retainer of $750 per quarter to each non-employee director for serving on the Board.

•	A retainer of $750 per month to each non-employee director for serving on the Bank’s board of directors.

•	A fee of $750 per meeting to each member of the Audit Committee.

•	A retainer of $3,750 per quarter to the chairman of the Audit Committee.

•	A fee of $750 per meeting to each member of the Compensation Committee.

•	A grant of 10,000 options to each non-employee director at the time of his initial appointment or election to the Board.

We pay employee directors of the Company each a retainer of $500 per quarter for their services as directors.

The option grants are provided under the BancFirst Corporation Non-Employee Directors’ Stock Option Plan (the “Directors’ Stock Plan”) and are exercisable at the rate of 25% per year beginning one year from the date of grant. If a director is terminated for cause, all options will be forfeited immediately. If a director ceases to be member of the Board for any other reason, unvested options will terminate and only previously vested options may be exercised for a period of 30 days following termination (or 12 months in the case of termination on account of death).

Non-employee directors can elect to defer all or any portion of their cash compensation through the BancFirst Corporation Directors’ Deferred Stock Compensation Plan (the “Deferred Stock Compensation Plan”). Under the plan, directors of the Company and members of the community advisory boards of the Bank may defer up to 100% of their Board fees. They are credited for each deferral with a number of stock units based on the current market price of the Company’s stock, which accumulate in an account until such time as the director or community board member terminates service as a Board member. Shares of our common stock are then distributed to the terminating director or community board member based upon the number of stock units accumulated in his or her account. Because stock units are not actual shares of our common stock, they do not have any voting rights.

Additionally, non-employee directors are reimbursed for their expenses in connection with attending Board meetings.

The following table provides information on compensation for the Company’s directors who served during fiscal 2006.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
C. L. Craig, Jr.	—	$13,671	—	$30,000	(3)	$43,671
William H. Crawford	$2,000	—	—	—		$2,000
James R. Daniel	$2,000	—	—	—		$2,000

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
K. Gordon Greer	—	$2,046	—	—		$2,046
Robert A. Gregory	$2,000	—	—	—		$2,000
Dr. Donald B. Halverstadt	$12,000	—	$18,704	—		$30,704
John C. Hugon	$17,250	$3,421	—	—		$20,671
Dave R. Lopez	$9,000	$3,079	$22,462	—		$34,541
J. Ralph McCalmont	$37,500	—	—	—		$37,500
Tom H. McCasland, III	—	$18,317	$22,462	—		$40,779
Melvin Moran	$12,000	—	—	$2,400	(4)	$14,400
Ronald J. Norick	$12,000	—	$2,635	—		$14,635
Paul B. Odom, Jr.	$12,000	—	—	—		$12,000
David E. Ragland	$22,500	—	—	—		$22,500
H. E. Rainbolt	$2,000	—	—	—		$2,000
G. Rainey Williams, Jr.	$11,000	$12,411	—	$8,250	(5)	$31,661

(1)	Represents the closing price of the Company’s common stock on each deferral date times the number of stock units allocated to the accounts of the respective participating directors for deferrals of fees under the Deferred Stock Compensation Plan and for additional stock units credited for the assumed reinvestment of dividends. As of December 31, 2006, each of the participating directors had the following aggregate number of stock units accumulated in their deferral accounts: C. L. Craig, Jr. – 2,709; K. Gordon Greer – 96; John C. Hugon – 683; Dave R. Lopez – 159; Tom H. McCasland, III – 967; G. Rainey Williams, Jr. – 783.
(2)	Represents the amount of expense recognized for the year ended December 31, 2006 in accordance with FAS 123(R). As of December 31, 2006, each director had the following number of options outstanding: C. L. Craig, Jr. – 10,000; James R. Daniel – 25,000; K. Gordon Greer – 17,000; Dr. Donald B. Halverstadt – 10,000; John C. Hugon – 10,000; Dave R. Lopez – 10,000; J. Ralph McCalmont – 10,000; Tom H. McCasland, III – 10,000; Melvin Moran – 10,000; Ronald J. Norick – 10,000; Paul B. Odom, Jr. – 10,000; David E. Ragland – 10,000; G. Rainey Williams, Jr. – 10,000.
(3)	Consists of payments pursuant to a Consulting Agreement and Covenant Not to Compete dated May 1, 1998.
(4)	Consists of payments pursuant to a Consulting Agreement for serving as a Community Director.
(5)	Consists of payments for serving on BancFirst’s trust management committee.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board currently consists of 19 members and is divided into three classes of directors, with six directors in Class I, six directors in Class II and seven directors in Class III. Directors serve for three-year terms with one class of directors being elected by the Company’s shareholders at each annual meeting to succeed the directors of the same class whose terms are then expiring.

At the Annual Meeting, seven Class III directors will be elected to serve until the 2010 annual meeting of shareholders and until their successors are duly elected and qualified or until their earlier resignation or removal.

At the recommendation of the Independent Directors’ Committee, the Board has nominated William H. Crawford, K. Gordon Greer, Dr. Donald B. Halverstadt, William O. Johnstone, Dave R. Lopez, Melvin Moran and David E. Rainbolt for election as the Class III directors. All seven nominees are incumbents. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election of these nominees as Class III directors. The nominees have agreed to stand for election and, if elected, to serve as directors. However, if any person nominated by the Board is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person or persons as the Independent Directors’ Committee and the Board may recommend.

The sections in this proxy statement entitled “Information Regarding Directors” and “Stock Ownership” provide certain information about each nominee based on data submitted by such persons, including the principal occupation of such person for at least the last five years and any public company directorships held by such person.

Vote Required

The affirmative vote of holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors at the Annual Meeting is required for the election of each nominee as a director of the Company. Proxies cannot be voted for a greater number of persons than the number of nominees named. Other directors who are remaining on the Board will continue in office in accordance with their previous elections until the expiration of their terms at the 2008 or 2009 annual meetings, as the case may be, and until such directors’ successors have been elected and qualified, or until the earlier of their death, resignation or removal.

The Board unanimously recommends a vote “FOR” the election of the nominees to the Board. Proxies solicited by the Board will be voted for each of the nominees unless instructions to withhold or to the contrary are given.

INFORMATION REGARDING DIRECTORS

Set forth below is certain information regarding the directors of the Company, including the Class III Directors who have been nominated for election at the Annual Meeting, based on information furnished to us by each director and executive officer. The following information is current as of April 17, 2007:

Directors of BancFirst Corporation

Name (Age)	Business Experience During Past 5 Years and Other Information	Year First Elected Director
	Nominees for Class III Directors to Serve for Three-Year Terms Expiring in 2010

William H. Crawford (69)	Mr. Crawford is an employee of BancFirst. He was Chairman and Chief Executive Officer of First Southwest Corporation from 1970 to 2000. He has also been a director of First of Grandfield Corporation since 1992. Mr. Crawford was Vice Chairman of BankSouth Corporation From 1975 to 1998 and Vice Chairman of FCB Financial Corporation from 1984 to 1997.	2000

K. Gordon Greer (70)	Mr. Greer has been a Vice Chairman of the Company since 1997, and a director and Vice Chairman of BancFirst since 1996. He was Chairman and Chief Executive Officer of Bank IV, N.A. of Wichita, Kansas from 1989 to 1996. He was Chairman of First National Bank of Tulsa, Oklahoma from 1984 to 1989, and President of Liberty National Bank & Trust Company of Oklahoma City from 1976 to 1984.	1997

Name (Age)	Business Experience During Past 5 Years and Other Information	Year First Elected Director
Dr. Donald B. Halverstadt (72)	Dr. Halverstadt is the senior physician of the Pediatric Urology Service at the Children’s Hospital of Oklahoma. He is also a vice chairman and one of ten governors of the Oklahoma University Medical Center Hospital System of the Health Sciences Center in Oklahoma City. Dr. Halverstadt is a past chairman of the University of Oklahoma Board of Regents, of which he was a member from 1993 to 2000, as well as a past chairman of the Oklahoma State Regents for Higher Education, of which he was a member from 1988 to 1993. He was a director of Lincoln National Bancorporation, a bank holding company in Oklahoma City, Oklahoma. Dr. Halverstadt is a director of Triad Hospitals, Inc., a publicly-held health care company.	2004

William O. Johnstone (59)	Mr. Johnstone is the Chief Executive Officer of Council Oak Partners, LLC, a subsidiary of the Company. He is also the Chief Executive Officer of Council Oak Investment Corporation and Council Oak Real Estate, Inc., both of which are subsidiaries of BancFirst. He has been a Vice Chairman of the Company since 1996. From 1996 to 2001, he served as Chairman and Chief Executive Officer of C-Teq, Inc., a company that provided data processing services to financial institutions. From 1985 until 1996, Mr. Johnstone served as President and Chairman of the Board of City Bankshares, Inc. and its subsidiary, City Bank, Oklahoma City, Oklahoma.	1996

Dave R. Lopez (56)	Mr. Lopez was appointed a director of the Company in 2005 to fill a vacancy on the Board. He has been the President of American Fidelity Foundation, a private foundation, since 2006. Mr. Lopez was President of Downtown Oklahoma City, Inc., a non-profit organization, from 2004 to September 2006. In 2003, he was Vice President of Development for the Oklahoma Arts Institute. From 1979 to 2001, Mr. Lopez held various officer positions with SBC Communications, Inc., including President of SBC’s Oklahoma and Texas operations.	2005

Melvin Moran (76)	Mr. Moran has been involved in the oil and gas industry for over 40 years and, since 1982, has been managing partner of Moran-K Oil, LLC. Since 1980 he has also been a managing partner of Moran Oil Enterprises, LLC. Both Moran-K Oil and Moran Oil Enterprises are privately-held oil and gas production companies.	1984

David E. Rainbolt (51)	Mr. Rainbolt has been President and Chief Executive Officer of the Company since January 1992 and was Executive Vice President and Chief Financial Officer of the Company from July 1984 to December 1991.	1984

Name (Age)	Business Experience During Past 5 Years and Other Information	Year First Elected Director
	Continuing Class I Directors-Terms Expiring in 2008

Dennis L. Brand (59)	Mr. Brand has been Senior Executive Vice President of the Company, and President and Chief Executive Officer of BancFirst since 2005. He was Executive Vice President and Chief Operating Officer of the Company from October 2003 to December 2004. From 1999 to 2003 he was Executive Vice President of Community Banking. He was a Regional Executive and President of BancFirst Shawnee from 1992 to 1999.	2000

C. L. Craig, Jr. (62)	Mr. Craig is self employed in the investment and management of personal financial holdings. He served as Chairman of the Board of Directors of Lawton Security Bancshares, Inc. from 1983 until 1998.	1998

John C. Hugon (52)	Mr. Hugon has served as President and director of The Hugon Group, L.L.C., a privately-owned investment management, since 1996, and since 1985 he has served as a director of Investors Trust Company, an Oklahoma-chartered trust company. From 1986 to 1998, he was a director of AmQuest Financial Corp., and served as President of AmQuest from 1986 to 1991.	1998

J. Ralph McCalmont (71)	Mr. McCalmont is self employed in the investment and management of personal financial holdings. He was the Interim Director of the Oklahoma Tourism and Recreation Department from 2003 to 2004. He was a Vice Chairman of the Company from 1984 to 2000. Mr. McCalmont was also Chairman of The First National Bank, Guthrie, Oklahoma from February 1974 to April 1989.	1984

Ronald J. Norick (65)	Mr. Norick is the Controlling Manager of Norick Investment Company, LLC, a family financial management company. He was the Mayor of Oklahoma City from April 1987 to April 1998. He was also President of Norick Brothers, Inc. from 1981 to 1992. Mr. Norick has formerly served as a director of two Oklahoma City banks, including City Bank, which was acquired by the Company in March 1996. He is a director of Sport Haley, Inc., a publicly-held golf clothing company.	2002

David E. Ragland (64)	Mr. Ragland has been President and Chief Executive Officer, and a director of Duncan Equipment Company, a privately-held industrial supply and equipment company, since 1981, and has been Chairman of its board of directors since 2006. He was also a director of AmQuest Financial Corp., a bank holding company, from 1985 to 1998.	2000

	Nominees for Class II Directors to Serve for Three-Year Terms Expiring in 2009

James R. Daniel (67)	Mr. Daniel has been a Vice Chairman of the Company since 1997. From 1994 to 1997, he was President, Chief Executive Officer and Chairman of the Board of Directors of Bank One Oklahoma Corporation. He also served in various executive offices at Friendly Bank, Oklahoma City, Oklahoma from 1964 to 1972, and was its President and Chief Executive Officer from 1972 to 1993.	1998

Name (Age)	Business Experience During Past 5 Years and Other Information	Year First Elected Director
Robert A. Gregory (71)	Mr. Gregory has been a Vice Chairman of the Company since 1995, and was Chief Credit Officer of BancFirst from 1995 to 2002. He was a Regional Executive of BancFirst and also President of BancFirst Oklahoma City from 1989 to 1995. Mr. Gregory was Executive Vice President of Liberty National Bank & Trust Company of Oklahoma City from 1979 to March 1989.	1995

Tom H. McCasland, III (48)	Mr. McCasland has been a director of the Company since 2005. He has been President of Mack Energy Co. since 1996. He has also been an advisory director of BancFirst Duncan since 1998. Mr. McCasland has been a director of Investors Trust Company, an Oklahoma-chartered trust company, since 1984. He previously served on the Board of Directors of Cache Road National Bank of Lawton, Oklahoma, and Charter National Bank of Oklahoma City, Oklahoma.	2005

Paul B. Odom, Jr. (78)	Since 1950, Mr. Odom has been involved in commercial and residential land development and property management through P. B. Odom Enterprises, Inc. He previously served on the Board of Directors of Stockyards Bank, Friendly Bank and Central Bank, all located in Oklahoma City, Oklahoma, as well as Bank One of Oklahoma City and its holding company, Bank One Oklahoma Corporation.	1998

H. E. Rainbolt (78)	Mr. Rainbolt has been Chairman of the Board of the Company since 1984 and was its President and Chief Executive Officer from 1984 to 1991. He has been a director of InterGenetics Incorporated, a biotech company, since 2004. Since 1997, Mr. Rainbolt has also been a partner of Intersouth Venture Partners, a privately-owned venture capital fund. Mr. Rainbolt is a director of Sonic Corp., a publicly-held franchiser of fast-food restaurants. H. E. Rainbolt is the father of David E. Rainbolt.	1984

G. Rainey Williams, Jr. (46)	Mr. Williams has been President of Marco Holding Corporation, a private investment capital partnership, and its predecessors since 1988. He is a member of the Company’s Senior Trust Committee and was an advisory director from 2000 to 2003. Mr. Williams is a director of American Fidelity Dual Strategy Fund, Inc., a registered investment company.	2003

MANAGEMENT

Information with respect to our executive officers (including certain executive officers of BancFirst, our banking subsidiary) as of April 20, 2007 is set forth below. Each officer serves a term of office of one year or until the election and qualification of his or her successor.

Name	Age	Officer Since	Position
H.E. Rainbolt	78	1984	Chairman of the Board

James R. Daniel	67	1997	Vice Chairman

K. Gordon Greer	70	1997	Vice Chairman

Robert A. Gregory	71	1989	Vice Chairman

William O. Johnstone	59	1996	Vice Chairman

David E. Rainbolt	51	1984	President and Chief Executive Officer

Dennis L. Brand	59	1992	Senior Executive Vice President; President and Chief Executive Officer, BancFirst

Randy Foraker	51	1987	Executive Vice President and Chief Risk Officer; Treasurer and Assistant Secretary

Darryl Schmidt	45	2002	Executive Vice President and Chief Credit Officer

Joe T. Shockley, Jr.	55	1996	Executive Vice President and Chief Financial Officer; Secretary

Scott Copeland	42	1992	Executive Vice President and Head of Operations, BancFirst

D. Jay Hannah	51	1984	Executive Vice President of Financial Services, BancFirst

Dale E. Petersen	56	1984	Executive Vice President of Asset Quality, BancFirst

David Westman	51	2006	Executive Vice President and Chief Technology Officer, BancFirst

Robert M. Neville	51	1986	Senior Vice President of Investments, BancFirst

J. Michael Rogers	63	1986	Senior Vice President of Human Resources, BancFirst

E. Wayne Cardwell	66	1984	Regional Executive, BancFirst

Roy C. Ferguson	60	1992	Regional Executive, BancFirst

David R. Harlow	44	1999	Regional Executive, BancFirst

Karen James	51	1984	Regional Executive, BancFirst

Marion McMillan	54	1998	Regional Executive, BancFirst

David M. Seat	56	1995	Regional Executive, BancFirst

Kendal W. Starks	53	1986	Regional Executive, BancFirst

Each of the above-named executive officers has been employed by the Company for at least the last five years, with the exception of David Westman, who joined the Company in 2006. Prior to such date, and for at least the last five years, Mr. Westman was Senior Vice President of Corporate Technology of Midfirst Bank, Oklahoma City.

STOCK OWNERSHIP

Certain Beneficial Owners

Unless otherwise indicated, the following table sets forth information as of April 12, 2007 with respect to any person who is known by the Company to be the beneficial owner of more than 5% of the Company’s common stock, which is the Company’s only class of voting securities.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
David E. Rainbolt P.O. Box 26788 Oklahoma City, OK 73126	6,124,300	(1)	38.95%

Investors Trust Company P. O. Box 400 Duncan, OK 73534	1,056,770	(2)	6.72%

BancFirst Corporation Employee Stock Ownership Plan (the “ESOP”) and BancFirst Corporation Thrift Plan (the “Thrift Plan” and, together with the ESOP, the “Retirement Plans”) P.O. Box 26788 Oklahoma City, OK 73126	998,349	(3)	6.35%

(1)	Shares shown as beneficially owned by David E. Rainbolt include 6,042,640 shares held by R Banking Limited Partnership, a family partnership, and 27,066 shares held by the Retirement Plans for the accounts of Mr. Rainbolt.
(2)	Investors Trust Company, an Oklahoma-chartered trust company, acts as trustee or co-trustee of various trusts which, in the aggregate, own 1,056,770 shares. John C. Hugon and Tom H. McCasland, III, directors of the Company, are stockholders of Investors Trust Company and serve on its Board of Directors. Any voting or disposition of the Company’s common stock by Investors Trust Company is determined by its board of directors. No attribution of beneficial ownership of shares included as beneficially owned by Investors Trust Company has been made separately to its board members or owners, all of whom disclaim beneficial ownership of shares in such capacities.
(3)	Includes 769,630 shares (4.90%) held by the ESOP and 228,719 shares held by the Thrift Plan (1.45%). The Retirement Plans are both administered by the Company’s Retirement Plan Administrative Committee. Each Retirement Plan participant may direct the Retirement Plan Administrative Committee how to vote the shares of common stock that are allocated to his account. The Retirement Plan Administrative Committee exercises discretion in voting any shares that are not allocated to participants’ accounts. As of March 30, 2007, participants in both Retirement Plans could direct the voting of all 998,349 shares held by the plans.

Because of his position with the Company and his equity ownership therein, David E. Rainbolt may be deemed to be a “parent” of the Company for purposes of the Securities Act of 1933 (the “Act”).

Directors and Management

As of April 12, 2007, the directors and executive officers of the Company as a group (35 persons, including David E. Rainbolt and certain executive officers of the Bank), beneficially owned 7,419,267 shares of the Company’s Common Stock (47.19% of the total shares outstanding at that date), excluding 337,861 shares represented by options exercisable within 60 days. It is the intent of the directors and executive officers to vote these shares (i) FOR the election of the nominees named herein as directors of the Company and (ii) FOR the ratification of Grant Thornton LLP as independent auditor.

The following table sets forth as of April 12, 2007 the number of shares of Common Stock owned by (i) each director of the Company, (ii) each nominee for director, (iii) the executive officers listed in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group, together with the percentage of outstanding Common Stock owned by each. The number of shares of common stock outstanding for each listed person includes any shares the individual has the right to acquire within 60 days after April 12, 2007. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days are included for that person or group, but not for the stock ownership of any other person or group.

	Amount of Beneficial Ownership		Percent of Class
Dennis L. Brand	38,240	(1)	0.24%
C. L. Craig, Jr.	34,934	(2)	0.22%
William H. Crawford	345,669	(3)	2.20%
James R. Daniel	28,100	(4)	0.18%
K. Gordon Greer	27,642	(5)	0.18%
Robert A. Gregory	5,454	(6)	0.03%
Dr. Donald B. Halverstadt	7,500	(7)	0.05%
John C. Hugon	100,484	(8)	0.64%
William O. Johnstone	15,386	(9)	0.10%
Dave R. Lopez	5,870	(10)	0.04%
J. Ralph McCalmont	195,000	(11)	1.24%
Tom H. McCasland, III	152,790	(12)	0.97%
Melvin Moran	134,858	(13)	0.86%
Ronald J. Norick	13,000	(14)	0.08%
Paul B. Odom, Jr.	36,000	(15)	0.23%
David E. Ragland	16,016	(16)	0.10%
David E. Rainbolt	6,124,300	(17)	38.95%
H. E. Rainbolt	62,926	(18)	0.40%
Darryl Schmidt	25,375	(19)	0.16%
Joe T. Shockley, Jr.	40,662	(20)	0.26%
G. Rainey Williams, Jr.	34,800	(21)	0.22%
All directors and executive officers as a group (35 persons)	7,767,128		48.33%

(1)	Includes 7,240 shares held by the Retirement Plans for the accounts of Mr. Brand and 28,000 shares Mr. Brand has the right to acquire upon the exercise of options exercisable within 60 days after April 12, 2007.
(2)	Includes 10,000 shares Mr. Craig has the right to acquire upon the exercise of options exercisable within 60 days after April 12, 2007.

(3)	Includes 345,000 shares deemed to be beneficially owned by Mr. Crawford as managing partner of Crawford Family Investments Limited Partnership and 669 shares held by the Retirement Plans for the accounts of Mr. Crawford.
(4)	Includes 2,500 shares held by the ESOP for the account of Mr. Daniel and 25,000 shares Mr. Daniel has the right to acquire upon the exercise of options exercisable within 60 days after April 12, 2007.
(5)	Includes 2,802 shares held by the Retirement Plans for the accounts of Mr. Greer and 17,000 shares Mr. Greer has the right to acquire upon the exercise of options exercisable within 60 days after April 12, 2007.
(6)	Includes 398 shares held by the ESOP for the account of Mr. Gregory.
(7)	Consists of shares Dr. Halverstadt has the right to acquire upon the exercise of options exercisable within 60 days after April 12, 2007.
(8)	Includes 75,692 shares held by a trust of which Mr. Hugon’s wife is the beneficiary and 10,000 shares Mr. Hugon has the right to acquire upon the exercise of options exercisable within 60 days after April 12, 2007.
(9)	Includes 4,000 shares owned by a company that Mr. Johnstone controls, 1,386 shares held by the ESOP for the account of Mr. Johnstone and 10,000 shares Mr. Johnstone has the right to acquire upon the exercise of options exercisable within 60 days after April 12, 2007.
(10)	Includes 5,000 shares Mr. Lopez has the right to acquire upon the exercise of options exercisable within 60 days after April 12, 2007.
(11)	Includes 185,000 shares held by the McCalmont Family LLC of which Mr. McCalmont is the manager and 10,000 shares Mr. McCalmont has the right to acquire upon the exercise of options exercisable within 60 days after April 12, 2007.
(12)	Includes 3,422 shares held directly by Mr. McCasland’s wife, 144,368 shares held by two trusts of which Mr. McCasland is the trustee and 5,000 shares Mr. McCasland has the right to acquire upon the exercise of options exercisable within 60 days after April 12, 2007.
(13)	Includes 68,000 shares held directly by Mr. Moran’s wife and 10,000 shares Mr. Moran has the right to acquire upon the exercise of options exercisable within 60 days after April 12, 2007.
(14)	Includes 3,000 shares held by a partnership of which Mr. Norick is a general partner and 10,000 shares Mr. Norick has the right to acquire upon the exercise of options exercisable within 60 days after April 12, 2007.
(15)	Includes 10,000 shares Mr. Odom has the right to acquire upon the exercise of options exercisable within 60 days after April 12, 2007.
(16)	Includes 10,000 shares Mr. Ragland has the right to acquire upon the exercise of options exercisable within 60 days after April 12, 2007.
(17)	Includes 6,042,640 shares held by R Banking Limited Partnership, a family partnership, and 27,066 shares held by the Retirement Plans for the accounts of Mr. Rainbolt.
(18)	Shares are held by the Retirement Plans for the accounts of H. E. Rainbolt.
(19)	Includes 875 shares held by the ESOP for the account of Mr. Schmidt and 22,500 shares Mr. Schmidt has the right to acquire upon the exercise of options exercisable within 60 days after April 12, 2007.
(20)	Includes 4,262 shares held by the Retirement Plans for the accounts of Mr. Shockley and 30,000 shares Mr. Shockley has the right to acquire upon the exercise of options exercisable within 60 days after April 12, 2007.
(21)	Includes 10,000 shares Mr. Williams has the right to acquire upon the exercise of options exercisable within 60 days after April 12, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors, executive officers and holders of more than 10% of our common stock to file reports with the SEC regarding their ownership and changes in ownership of our securities. We believe that, during fiscal 2006, our directors, executive officers and 10% shareholders complied with all Section 16(a) filing requirements, with the exceptions noted herein. One late Form 3 was filed by David Westman on December 22, 2006 to report his initial statement of beneficial ownership of the Company’s securities, which should have been filed within 10 days of November 27, 2006. One late Form 4 was also filed by Mr. Westman on December 22, 2006 to report a grant of nonqualified stock options on December 15, 2006. A Form 4 was filed by Scott Copeland on February 8, 2006 to report late seven transactions, with each transaction consisting of separate option exercises and open-market sales. One Form 4 was filed late by C. L. Craig on August 17, 2006 to report three open-market sales of common stock on July 27, 2006, and another Form 4 was filed late by Mr. Craig on August 28, 2006 to report six open-market sales of common stock on August 22, 2006. One Form 4 was filed late by Ronald J. Norick on November 13, 2006 to report purchases of shares by a related trust. In making these statements, we have relied upon examination of the copies of Forms 3, 4, and 5, and amendments thereto, provided to us and the written representations of our directors, executive officers and 10% stockholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2006.

Submitted by the Compensation Committee of the Board:

C. L. Craig, Jr., Chairman

Melvin Moran

David E. Ragland

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the compensation for the named executive officers in the Summary Compensation Table on page 24 of this proxy statement and for the Company’s executive officers generally. SEC regulations require us to include our chief executive officer, David E. Rainbolt, and our chief financial officer, Joe T. Shockley, Jr., as named executive officers. In addition, these regulations require us to include the three most highly compensated executive officers in 2006. In addition to Messrs. Rainbolt and Shockley, our named executive officers are Dennis L. Brand, Darryl Schmidt and William O. Johnstone.

Objectives of our Compensation Program

Overview

Our philosophy is to maximize long-term return to our shareholders consistent with our commitment to maintain the safety and soundness of the Bank, and to provide the highest possible level of service at a fair price to the customers and communities that we serve. To do this, we believe that BancFirst Corporation must provide competitive salaries and appropriate incentives to achieve long-term shareholder return. The Company’s executive compensation policies are designed to achieve four primary objectives:

•	attract and retain qualified executives who will lead the Company and inspire superior performance;

•	provide incentives for achievement of corporate goals and individual performance;

•	provide incentives for achievement of long-term shareholder return; and

•	align the interests of management with those of the shareholders to encourage continuing increases in shareholder value.

Our goal is to effectively balance salaries with potential compensation that is performance-based commensurate with an officer’s individual management responsibilities and potential for future contribution to corporate objectives. The portion of total compensation that is based on corporate performance and long-term shareholder return increases as an executive’s responsibilities increase.

The Compensation Committee of the Company’s Board is responsible for reviewing and approving the Company’s overall compensation and benefit programs in consultation with David E. Rainbolt, the Company’s chief executive officer, or CEO, and separately for determining the compensation of the CEO. In addition, the Compensation Committee is responsible for reviewing and approving all option grants to executive officers. The CEO determines the compensation, including salary, bonus and other awards, for the other executive officers, subject to the approval of the Compensation Committee. The Compensation Committee currently consists of three directors, C.L. Craig (Chairman), Melvin Moran and David E. Ragland, all of whom are independent under applicable Nasdaq and SEC standards.

Executive Participation in Committee Discussions

The executive officers who participate in the Compensation Committee’s compensation-setting process are the CEO and the Senior Vice President for Human Resources. Executive participation is meant to provide the Compensation Committee with input regarding the Company’s compensation philosophy, process and decisions. In addition to providing factual information such as company-wide performance on relevant measures, these executives articulate management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future awards, and otherwise supply information to assist the Compensation Committee. The CEO also provides information about individual performance assessments for the other named executive officers, and expresses to the Compensation Committee his view on the appropriate levels of compensation for the other named executive officers for the ensuing year.

These two executives participate in committee discussions purely in an informational and advisory capacity, but have no vote in the committee’s decision-making process. The CEO does not attend those portions of Compensation Committee meetings during which his performance is evaluated or his compensation is being determined. No executive officer other than the CEO and Senior Vice President for Human Resources attends those portions of Compensation Committee meetings during which the performance of the other named executive officers is evaluated or their compensation is being determined.

Executive Compensation Policy

The Company’s compensation policy primarily consists of the following components:

•	base salary;

•	annual cash bonus;

•	long-term award(s)—including stock option grants, supplemental executive retirement agreements and survivor benefit agreements; and

•	benefits available to all employees.

The Company considers market practices to achieve an overall compensation program that aims to provide a total compensation package for our executive officers that is generally competitive with the compensation paid to similarly situated executive and senior officers of a peer group of companies. The Company reviews the market practices by speaking to recruitment agencies and reviewing the data on peer companies of similar size, growth potential and market area as reported in publicly available documents, such as proxy statements. Although the committee has not established a specific comparison group of bank holding companies for determination of compensation, those that share one or more common traits with the Company, such as asset size, geographic location, and financial returns on assets and equity, are given more consideration. The Company does not employ formulas to determine the relationship of one element of compensation to another nor does it determine the amount of one form of compensation based solely on the amount of another form of compensation; however, the Company strives to allocate a significant portion of overall compensation to elements that focus on performance and incentives. The Company does not currently have a policy to cover recapturing bonuses or other compensation in the event that the metrics used to determine the compensation are later restated.

Base Salary

One of the goals of our compensation program is to establish base salaries for executive officers that are competitive to those of comparable peer companies in our industry and our local market place. We believe that base salaries should be sufficiently competitive to attract and retain talented senior management. We consult various sources to identify adequate and competitive base salary levels, including proxy statements, feedback from recruiters and discussion with peer companies. The base salary level for our CEO is established annually by the Compensation Committee. In setting Mr. Rainbolt’s base salary for 2006, the Compensation Committee followed this compensation policy. Mr. Rainbolt’s review was based on the factors above, including the current financial performance of the Company as measured by earnings, asset quality, and overall financial soundness. Additional considerations were the CEO’s leadership in setting high standards for financial performance, motivating his management colleagues, and his continued involvement in community affairs. As a result of these factors, which included a comparison of Mr. Rainbolt’s compensation with compensation paid to CEO’s of comparable institutions, Mr. Rainbolt’s salary was increased by $40,000 to $300,000. Base salary for the other executive officers is established by our CEO, subject to review and approval by the Compensation Committee. In setting base salaries, our CEO considers the seniority and level of responsibility of each executive officer, taking into account competitive market compensation paid by other companies as described above. Salaries for executive officers are reviewed on an annual basis as well as at the time of a promotion or other change in level of responsibilities. Increases in base salary are based on the evaluation of factors such as the individual’s level of responsibility, performance and level of compensation. The salaries paid during fiscal year 2006 to the Company’s named executive officers are shown on the Summary Compensation Table below.

Annual Cash Bonuses

We believe that the payment of bonus compensation based on personal and business goals is important to focus our executive officers on the achievement of short-term corporate goals. Accordingly, all of our executive officers, with the exception of William O. Johnstone, are eligible to receive an annual cash bonus based on our incentive bonus program. The incentive bonus program is designed to reward our executive officers for the attainment of short-term business and/or personal performance goals that are established at the beginning of each fiscal year, and can be in amounts ranging from 5% to 25% of the executive officer’s base salary. Bonus compensation for our CEO is established by the Compensation Committee. Bonus compensation for our other executive officers is established by our CEO, subject to review and approval by the Compensation Committee and is subject to a pre-approved maximum bonus level, i.e., 5% to 25%, based generally upon the level of authority of the executive officer.

Annual incentive payments under the plan for a particular year with respect to executive officers who are Bank senior management are based on objective financial performance criteria established before the beginning of the year. Such financial performance criteria generally will vary depending on the executive officer’s authority. Thus, for example, for those executive officers having authority or responsibility over the entire company, including the CEO, Dennis L. Brand and Darryl Schmidt, the financial performance criteria include the Company’s attainment of budgeted earnings as well as budgeted asset quality. For executive officers having line authority over a particular geographic region, the financial performance criteria focuses on the attainment of certain metrics that are limited to the particular region over which the executive officer has responsibility. Such performance criteria include the attainment of budgeted earnings and budgeted asset quality, the attainment of certain non-interest income and non-interest expense goals and the adequacy of the region’s internal audit results. For executive officers having responsibility over various corporate administrative functions, annual incentive payments are based primarily on the attainment of individual performance goals negotiated with the CEO at the beginning of the year. Recognition of individual performance goals is based on a subjective analysis of each individual officer’s performance. An executive officer’s potential cash incentive payment depends upon two factors: (x) the executive’s position with the Bank, which establishes, at the beginning of the period, a maximum cash incentive award as a percent of base salary and (y) the extent to which the performance targets, including financial performance and individual performance targets, are achieved. For these administrative executive officers, the CEO conducts a subjective analysis of each officer’s individual performance and makes recommendations as to the appropriate bonus amount.

The payment of annual cash bonuses generally occurs in December of each year in respect of achievements of the fiscal year then ending. For 2006, the CEO, David E. Rainbolt, and each of the other named executive officers with the exception of Mr. Johnstone, were eligible for a bonus of up to 20% of the respective executive’s base salary. Each of such individuals received the full amount of the bonus for which he was eligible. Mr. Johnstone does not participate in the incentive bonus program. Although his base salary is determined annually by the CEO, subject to the review and approval of the Compensation Committee, a significant percentage of his 2006 compensation was attributable to fees and capital gains earned by Mr. Johnstone and/or companies affiliated with him, pursuant to agreements negotiated between Mr. Johnstone and various subsidiaries of the Company that engage in venture capital and/or private equity investments. The general terms of such agreements provide that, if the subsidiary invests in a project submitted to the subsidiary by Mr. Johnstone, the subsidiary will pay Mr. Johnstone 20% of any fee income received by the subsidiary with respect to the project. Additionally, Mr. Johnstone will receive 10% of the capital gains received from the disposition of investments in the project, together with any dividends or interest income received with respect to such project, but only after the subsidiary recoups 100% of its investment and direct, third-party expenses in the particular investment project. The agreements giving rise to this compensation arrangement have been approved either by the full board of directors or the Audit Committee.

Long-Term Awards

Stock Option Grants. Executive officers receive equity compensation awards in the form of incentive stock options under the BancFirst Corporation Stock Option Plan. The stock options are designed to align the interests of the executive officers with the shareholders’ long-term interests by providing them with equity awards that are exercisable at the rate of 25% per year beginning four years from the date of grant. Typically, option grants have been made either as an employment incentive in connection with the Company’s efforts to employ an executive officer, or as a retention device. The Company’s stock option plan was adopted by the board of directors in 1986 and has been amended several times since its adoption to increase the number of shares issuable under the plan and to extend the term of the plan, which currently extends to December 31, 2011. The most recent amendment was approved by shareholders in 2006. The plan is administered by the board of directors, which has delegated to the Executive Committee the authority to designate the officers and other employees who will receive grants of stock options under the plan, and to determine the number of options to be received by any such optionee. All awards granted under the plan are ratified by our board of directors, while option grants made to executive officers are also subject to the approval of the Compensation Committee. In practice, the Executive Committee acts upon recommendations of the CEO and Mr. Brand, the president and chief executive officer of the Bank, regarding awards to the other executive officers. The Company does not have a target ownership level of equity holdings by its executives. No options were granted to any of the named executive officers in 2006.

All stock options granted under the Company’s Stock Option Plan are made at the closing price of the Company’s common stock on the date of grant. Additional information on the option awards is shown in “—Executive Compensation—Outstanding Equity Awards at Fiscal Year-End.”

Supplemental Executive Retirement Agreements. In 2006, the Company entered into supplemental retirement agreements with a number of the Company’s executive officers designated by the CEO. These agreements seek to encourage the executive officers who are parties to such agreements to remain employed with the Company. Under the terms of the agreements, which were approved by the Compensation Committee, the signatory executive officer will receive a specified annual benefit paid in monthly installments for a specified number of years, typically 10 years, after retirement at age 65. If the executive officer’s employment is terminated by the Company for cause or by reason of voluntary early retirement, the executive officer will not receive any benefits under the agreement. The agreements also provide for specified benefits (generally, the discounted present value of the income stream) in the event of a change-in-control or involuntary early retirement, and a pro-rated, lump-sum death benefit to the executive’s designated beneficiary in the event of the executive’s death before age 65. For details regarding the terms and payments under the supplemental retirement agreement for Darryl Schmidt, the only named executive officer receiving such a benefit, see “—Executive Compensation—Pension Benefits.”

Split-Dollar and Survivor Benefit Agreements. The Company has also entered into various split-dollar and survivor benefit agreements with a number of the Company’s executive officers designated by the CEO. In connection with these agreements, the Company purchased life insurance policies with respect to the relevant individuals. Under these agreements, the Company owns the insurance policies, is entitled to the cash value of the policies and is responsible for paying the associated premiums. Upon the executive officer’s death while still employed with the Company, a beneficiary selected by the executive officer is entitled to a specified death benefit. Any benefits to such beneficiary terminate upon the executive officer’s termination of employment for any reason, including retirement or disability. Information regarding the values attributed to these agreements and relating to the named executive officers is included in the Summary Compensation Table, page 24 of this proxy statement.

Benefits Available to All Employees

The Company maintains a 401(k) employee savings and retirement plan, as well as an employee stock ownership plan (“ESOP”), both of which are broad-based plans covering all full-time employees, including the Company’s executive officers, who have attained the age of 21 years and who have completed six months of employment during the year. The Company’s matching contribution to the 401(k) plan equals 50% of the first 6% of pay that is contributed by a participating employee to the plan. Benefits under the ESOP are based solely on the amount contributed by the Company, which is used to purchase the Company’s common stock. A participant’s allocation is the total employer contribution multiplied by the ratio of that participant’s applicable compensation over the amount of such compensation for all participants for that year. The total amount contributed by the Company to the ESOP for 2006 was $2,202,000, and the total amount contributed by the Company to the 401(k) plan in 2006 was $1,199,000. The decision to make a contribution to the ESOP is within the sole discretion of the Board and there are no specific performance measures set forth in the ESOP. The amount allocated to each of the named executive officers based on the Company’s contribution to these plans in 2006 is included as one of the components of compensation reported in column (i) of the Summary Compensation Table.

The Company offers additional life insurance coverage to the named executive officers under its group term life program. This program is also offered to all employees. The death benefit under the group term life is based on the annual salary of the employee and the value of any death benefit in excess of $50,000 is imputed to each employee’s income each fiscal year.

Perquisites

We generally limit perquisites that we make available to executive officers to those that are available to all employees or are required for their efficient conduct of Company business. Thus, while three of the five named executive officers are furnished company-owned automobiles, neither the CEO nor the CFO is furnished a car. The named executive officers are also provided with one or more of the following: club memberships, cell phones, executive physicals and tickets to sports and cultural events, as well as benefits available to all employees such as health insurance. Certain other executive officers and employees also receive one or more of the items mentioned in the preceding sentence. Pursuant to the Company’s Aircraft Policy, the named executive officers and other management employees are provided use of the Company’s King Air twin-engine turboprop for business purposes. Additionally, David E. Rainbolt and H.E. Rainbolt are permitted to use the aircraft up to a maximum of 60 hours each for personal travel, and any such use is fully reimbursed by the individual at a rate of $514 per flight hour. Certain information on perquisites received by the named executive officers is included in “—Executive Compensation—Summary Compensation Table.”

Employment Arrangements

The Company does not have employment arrangements with any of the named executive officers or any other executive officer.

Tax and Accounting Information

Deductibility of Executive Compensation. The qualifying compensation regulations issued by the Internal Revenue Service under Internal Revenue Code section 162(m) provide that no deduction is allowed for applicable employee remuneration paid by a publicly held corporation to a covered employee to the extent that the remuneration exceeds

$1.0 million for the applicable taxable year, unless specified conditions are satisfied. Currently, remuneration is not expected to exceed $1.0 million for any employee. Therefore, the Company does not expect that compensation will be affected by the qualifying compensation regulations.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information relating to all compensation awarded to, earned by or paid to our principal executive officer, principal financial officer and three most highly compensated officers, collectively referred to as the “named executive officers” in this document, for services rendered in all capacities to us during the fiscal years ended December 31, 2006, 2005 and 2004.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)		All Other Compensation ($)(3)		Total ($)
David E. Rainbolt President and Chief Executive Officer	2006 2005 2004	$300,000 260,000 250,000	$60,000 39,000 50,000	— — —	— — —		— — —	— — —		$19,370 18,370 18,992	(4)	$379,370 317,370 318,992

Joe T. Shockley, Jr. Executive Vice President and Chief Financial Officer	2006 2005 2004	$169,000 165,500 157,115	$33,800 33,000 31,000	— — —	— — —		— — —	— — —		$16,200 15,704 15,797		$219,000 214,204 203,912

Dennis L. Brand President and Chief Executive Officer - BancFirst	2006 2005 2004	$300,000 260,000 240,000	$60,000 39,000 48,000	— — —	— — —		— — —	— — —		$24,370 23,513 23,677	(4)(5)	$384,370 322,513 311,677

Darryl Schmidt Executive Vice President and Chief Credit Officer	2006 2005 2004	$225,000 210,000 195,000	$45,000 39,000 36,600	— — —	$58,010 — —	(1)	— — —	$1,384 — —	(2)	$20,210 18,527 19,001	(5)	$349,604 267,527 250,601

William O. Johnstone Vice Chairman	2006 2005 2004	$200,000 200,000 200,000	— — —	— — —	— — —		— — —	— — —		$211,152 110,380 22,611	(4)(5)(6)	$411,152 310,380 222,611

(1)	Represents the amount of expense recognized for the year ended December 31, 2006 in accordance with FAS 123(R) beginning in 2006 for stock options granted to Mr. Schmidt in prior years. Assumptions used for the calculation of this amount are included in note (13) to the Company’s audited financial statements for the year ended December 31, 2006.
(2)	Represents the change in the present value of accumulated benefit payable to Mr. Schmidt under the Supplemental Executive Retirement Agreement dated November 15, 2006.
(3)	Includes for each of the named executive officers contributions by the Company to the Retirement Plans and the values attributed to certain life insurance benefits. The amounts of contributions to the Retirement Plans for 2006 for each of the named executive officers were: David E. Rainbolt—$17,050; Joe T. Shockley, Jr.—$15,721; Dennis L. Brand—$17,050; Darryl Schmidt—$17,050; William O. Johnstone—$15,275.
(4)	Includes directors’ fees paid to the respective named executive officers.
(5)	Includes the values attributed to the personal use of Company-owned automobiles provided to the respective named executive officers (as calculated in accordance with Internal Revenue Service guidelines).
(6)	Includes payments to a company that is wholly-owned by Mr. Johnstone, pursuant to incentive agreements between certain subsidiaries of the Company and Mr. Johnstone’s company, which for 2006 totaled $190,964.

Option Grants in Last Fiscal Year

No stock option grants were made to any of the named executive officers during 2006.

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the value of all unexercised options previously awarded to the named executive officers at December 31, 2006.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
David E. Rainbolt	—	—		—	—	—
Joe T. Shockley, Jr.	30,000	—		—	$16.750	2/2/2013
	4,000	—		—	$10.375	3/1/2011
Dennis L. Brand	20,000	—		—	$16.625	6/25/2014
	8,000	—		—	$10.875	8/30/2011
Darryl Schmidt	—	30,000	(1)	—	$25.000	5/2/2018
	7,500	22,500	(1)	—	$20.000	4/5/2017
William O. Johnstone	10,000	—		—	$17.500	7/30/2014

(1)	Mr. Schmidt’s options will vest at various dates through May 2, 2010.

Option Exercises and Stock Vested

The following table shows the number of shares acquired and the value realized on the exercise of stock options during 2006 for each of the Company’s named executive officers.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
David E. Rainbolt	—	—
Joe T. Shockley, Jr.	8,000	$282,353
Dennis L. Brand	12,000	$462,819
Darryl Schmidt	—	—
William O. Johnstone	—	—

Pension Benefits

The table below shows the present value of accumulated benefit payable to Darryl Schmidt under the Supplemental Executive Retirement Agreement dated November 15, 2006. None of the other named executive officers are covered by a supplemental retirement agreement or pension plan. The number of years of credited service for Mr. Schmidt is his total years of service with the Company. The present value of accumulated benefit payable to Mr. Schmidt was determined using a retirement age of 65 and a discount rate of 6%.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David E. Rainbolt	N/A	—	—	—
Joe T. Shockley, Jr.	N/A	—	—	—
Dennis L. Brand	N/A	—	—	—
Darryl Schmidt	Supplemental Executive Retirement Agreement	4.6	$1,384	—
William O. Johnstone	N/A	—	—	—

Under the terms of the Supplemental Executive Retirement Agreement, if Mr. Schmidt remains continually employed with the Bank until age 65, he will be entitled to a supplemental retirement benefit of $100,000 per year for ten years, irrespective of whether he then retires or continues to be employed by the Bank beyond age 65. If Mr. Schmidt dies during the ten-year period, his surviving spouse or other designated beneficiary will receive the remaining payments over the remainder of the ten-year period. A lump-sum distribution, equal to the discounted present value of the aggregate supplemental payments, is payable upon separation from service following a change of control of the Bank or if Mr. Schmidt is terminated without cause between the ages of 59 and 65. No benefits are payable under the agreement if Mr. Schmidt (i) ceases to be employed by the Bank for any reason (other than death) prior to reaching age 59 or (ii) is terminated by the Bank for “cause,” as such term is defined in the agreement, prior to reaching age 65. If Mr. Schmidt dies before age 65 while still employed with the Bank, his surviving spouse or other designated beneficiary will receive a lump sum distribution equal to a percentage of the total lump sum amount of Mr. Schmidt’s supplemental retirement income, calculated on the percentage that the total number of months between the effective date of the agreement and the executive’s death represents of the total months between the effective date of the agreement and the date the executive would have reached age 65. Mr. Schmidt will forfeit any non-distributed benefits payable under the agreement if he violates certain non-compete and confidentiality restrictions in the agreement.

Potential Payments upon Termination or Change-in-Control

Except for the Supplemental Executive Retirement Agreement of Darryl Schmidt described above, the Company has no agreements with any other named executive officer providing for potential payments upon termination of employment or a change-in-control of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Craig, Moran and Ragland currently serve on the Compensation Committee. None of these individuals is or has been an officer or associate of the Company, or had any relationship with the Company required to be disclosed under “Transactions with Related Persons.” No executive officer of the Company is, or was during 2006, a member of the board of directors or compensation committee (or other committee serving an equivalent function) of another company that has, or had during 2006, an executive officer serving as a member of our Board or Compensation Committee.

TRANSACTIONS WITH RELATED PERSONS

BancFirst has made loans in the ordinary course of business to certain directors and executive officers of the Company and to certain affiliates of these directors and executive officers. None of these loans outstanding are classified as nonaccrual, past due, restructured or potential problem loans. All such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

Effective October 1, 2006, the Company sold its 75% ownership interest in Century Life Assurance Company (“Century Life”), a life insurance company. The other 25% interest in Century Life, which was owned by Pickard Limited Partnership, a family partnership owned by H. E. Rainbolt, David E. Rainbolt, and other members of the Rainbolt family, was sold on the same terms as the Company’s interest. The Company sold credit life, credit accident and health, and ordinary life insurance policies issued by Century Life, and retained 40% of the commissions for such sales, which is the maximum amount permitted by law. The net income of Century Life for the year ended December 31, 2006 was $301,000.

We have adopted written policies to implement the requirements of Regulation O of the Federal Reserve Board, which restricts the extension of credit to directors and executive officers and their family members and other related interests. Under these policies, extensions of credit that exceed regulatory thresholds must be approved by the board of directors of the Bank. All other transactions involving the Company in which a director or executive officer or immediate family member may have a direct or indirect material interest are required to be approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The following report is for the Audit Committee’s activities regarding oversight of the Company’s financial reporting and auditing process for fiscal year 2006.

During 2006, the Audit Committee was comprised of J. Ralph McCalmont (Chair), John C. Hugon and David E. Ragland, all of whom are “independent directors” as defined in the Marketplace Rules of The Nasdaq Stock Market. Effective January 1, 2007, Sam Cole, who has been designated as an audit committee financial expert by the Board, was appointed to the Audit Committee. Mr. Cole is a nonvoting advisory director of the full Board, but is a voting member of the Audit Committee. The Board has adopted an Audit Committee Charter, a copy of which was included as Appendix A in the Proxy Statement for the Annual Meeting of Shareholders held May 26, 2005. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees.

As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of the Company’s financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent auditor is responsible for expressing an opinion on the conformity of the Company’s audited financial statements to generally accepted accounting principles.

The Audit Committee is not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Audit Committee certify that the independent auditor is “independent” under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent auditor on the basis of the information it receives, discussions with management and the auditor, and the experience of the Committee’s members in business, financial and accounting matters.

Among other matters, the Audit Committee monitors the activities and performance of the Company’s internal and external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee and the Board have ultimate authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent auditor. The Audit Committee also reviews the results of the internal and external audit work with regard to the adequacy and appropriateness of the Company’s financial, accounting and internal controls. Management’s and the independent auditor’s presentations to, and discussions with, the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent auditor. In addition, the Audit Committee generally oversees the Company’s internal compliance programs.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditor. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the independent auditor represented that its presentations to the Audit Committee included the matters required to be discussed with the independent auditor by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended by Statement on Auditing Standards No. 90, “Audit Committee Communications.”

The Company’s independent auditor also provided the Audit Committee with the written disclosures required by Rule 3600T of the Public Company Accounting Oversight Board, which adopts on an interim basis Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and the Audit Committee discussed with the independent auditor that firm’s independence.

Following the Audit Committee’s discussions with management and the independent auditor, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2006.

Audit Committee:

J. Ralph McCalmont (Chairman)

Sam Cole

Tom H. McCasland, III

David E. Ragland

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

Grant Thornton LLP (“Grant Thornton”) was the Company’s independent auditor for fiscal year 2006 and has been approved by the Audit Committee as the Company’s independent auditor for the fiscal year ending December 31, 2007. Representatives of Grant Thornton are expected to attend the Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions from shareholders.

The Audit Committee reviews audit services and, if applicable, non-audit services performed by Grant Thornton, as well as the fees charged by Grant Thornton for such services. In its review of any non-audit service fees, the Audit Committee considers, among other things, the possible effect of the performance of such services on the auditor’s independence. No non-audit services were performed by Grant Thornton during 2006, and Grant Thornton has advised the Company that they are independent with respect to the Company.

Additional information concerning the Audit Committee and its activities with Grant Thornton can be found in the following sections of this proxy statement: “Corporate Governance Principles and Board Matters—Audit Committee” and “Audit Committee Report.”

The following table shows the fees incurred by the Company for the audit and other services provided by Grant Thornton for fiscal year 2006.

2006
Audit fees	$554,512
Audit-related fees	9,315
Tax fees	—
All other fees	—

Total	$563,827

The Board recommends a vote “FOR” the ratification of the appointment of Grant Thornton as the independent auditor of the Company for 2007 (Item 2 on the proxy card). Proxies solicited by the Board will be voted for the proposal unless contrary instructions are given.

PROPOSALS FOR THE 2008 ANNUAL MEETING OF SHAREHOLDERS

If you would like to have a proposal considered for inclusion in the proxy statement for the 2008 Annual Meeting, you must submit your proposal no later than December 31, 2007. You must submit proposals in writing to the attention of the Corporate Secretary at the following address:

Corporate Secretary

BancFirst Corporation

101 N. Broadway

Oklahoma City, Oklahoma 73102

OTHER MATTERS

The management of the Company does not know of any other matters that are to be presented for action at the meeting. Should any other matter come before the meeting, however, it is the intent of the persons named in the proxy to vote all proxies with respect to such matter in accordance with the recommendations of the Board of Directors.

Appendix A

BANCFIRST CORPORATION

COMPENSATION COMMITTEE

CHARTER

(amended April 26, 2007)

Purposes

The purpose of the Compensation Committee (the “Committee”) of the Board of Directors of BancFirst Corporation (the “Company”) is:

•	To discharge the responsibilities of the Board of Directors relating to compensation of the Company’s executives and directors;

•	To prepare the report required by the proxy rules of the U.S. Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement;

•	To provide general oversight of the Company’s compensation structure, including equity compensation plans and benefits programs;

•	To perform such other duties and responsibilities as are enumerated in and consistent with this charter.

Committee Membership

The Committee shall be comprised of at least three directors, each of whom shall satisfy the definition of “independent” under the applicable listing standards of The Nasdaq Stock Market (“Nasdaq”). In addition, members of the Committee will qualify as “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Committee members shall be appointed by the Board of Directors and may be removed by the Board in its discretion. The Chairman of the Committee shall be designated by the Board of the Directors. The Committee shall have the authority to delegate any of its responsibilities to one or more subcommittees as the Committee may from time to time deem appropriate. Each such subcommittee shall consist of one or more members of the Committee. The Committee shall also have the authority to delegate any of its administrative or other responsibilities to executive officers or other employees of the Company where such delegation is consistent with applicable law and Nasdaq listing standards.

Meetings

The Committee shall meet as often as its members deem necessary to perform the Committee’s responsibilities. The Chief Executive Officer shall not be present when the Chief Executive Officer’s compensation is being approved.

Responsibilities and Duties

In fulfilling its responsibilities regarding executive compensation, the Committee shall:

•

Evaluate the performance of the Chief Executive Officer in light of the Company’s goals and objectives and determine the Chief Executive Officer’s compensation based on this evaluation and such other factors as the Committee shall deem appropriate.

•	Approve all salary, bonus and long-term incentive awards for all other executive officers.

•	Review and recommend equity-based compensation plans to the full Board and approve all grants and awards to directors and executive officers thereunder.

•

Review and discuss with management the Compensation Discussion and Analysis (the “CD&A”) to be included in the Company’s proxy statement or annual report on Form 10-K and, based on such review and discussions, (i) recommend to the Board that the CD&A be included in the Company’s proxy statement or annual report on Form 10-K, and (ii) provide a report to that effect in the Company’s proxy statement in accordance with applicable rules and regulations of the SEC.

A-1

•	Obtain assistance from the Company’s Human Resources manager and engage any other advisors or counsel that it considers necessary.

•

Review the Company’s principles and policies for compensation and benefit programs, including salary, bonus and other incentives, stock options, benefits, additional life insurance, and any perquisites such as company cars, country club and dinner club memberships, and company-paid parking, and report any recommendations or observations to the Board of Directors.

•	Consider as executive officers those officers identified as “executive officers” for Regulation O reporting purposes and as defined under federal securities laws and regulations.

•

Establish compensation policies and practices for directors for service on the Board of Directors and its committees. The Committee will recommend to the Board and regularly review the appropriate level of director compensation.

•	Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

•	Submit regular reports of its activities to the Board of Directors and propose any necessary action to the Board.

•	Annually evaluate the Committee’s own performance and provide a report on such evaluation to the Board.

A-2

Appendix B

BANCFIRST CORPORATION

CHARTER OF THE INDEPENDENT DIRECTORS’ COMMITTEE

(adopted April 2004)

Purpose and Authority

The purpose of the Independent Directors’ Committee is to provide a forum for the independent directors of the Board of Directors to meet periodically in executive sessions without Company management present to review and discuss matters of significance to the Company. The Independent Directors’ Committee also serves as the nominating committee of the Board.

Membership

The Independent Directors’ Committee shall be comprised of all directors that meet the independence requirements of the Marketplace Rules of the Nasdaq Stock Market. The Independent Directors’ Committee shall appoint a member as Chairperson. Membership in the committee shall be automatic and shall last so long as a director meets the applicable independence requirements.

Meetings

The Independent Directors’ Committee should meet at least twice annually, but may meet more frequently as they consider necessary. One such meeting should be for the purpose of nominating directors for election at the next Annual Meeting of Stockholders, and should be held an appropriated length of time before the annual meeting to allow prudent consideration of all candidates, and for the inclusion of the nominees in the Company’s proxy statement.

Responsibilities and Duties

In fulfilling its responsibilities, the Independent Directors’ Committee should:

•	Review and discuss matters of significance to the Company, including significant transactions or events, regulatory matters, and actions of management.

•	Solicit information or reports from management or other board committees for consideration.

•	Obtain support or advice of outside experts or legal counsel, if considered appropriate.

•	Solicit and consider recommendations from directors, management and shareholders for director candidates.

•	Consider all relevant qualifications and characteristics of director candidates in choosing the nominees for directors.

•	At least annually, review the independence qualifications of the members of the committee.

•	Review and update this Charter annually.

B-1

BANCFIRST CORPORATION
OKLAHOMA CITY, OKLAHOMA	PROXY/VOTING INSTRUCTION CARD

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 24, 2007.
Your vote is important! Please sign and date on the reverse and return promptly in the enclosed envelope.
The undersigned hereby appoints David E. Rainbolt and Richard A. Reich as Proxies, each with the power to appoint his substitute and each with full power to act without the other, and hereby authorizes them to present and vote all shares of Common Stock of the undersigned of BancFirst Corporation (“Company”) which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held at 101 N. Broadway, Oklahoma City, Oklahoma 73102, on Thursday, May 24, 2007, at 9:00 a.m. and at any and all adjournments thereof as follows:

1. Election of Directors
☐ FOR all nominees listed below (except as listed to withhold vote)	☐ WITHHOLD VOTE for all nominees listed below
Class III:William H. Crawford, K. Gordon Greer, Dr. Donald B. Halverstadt, William O. Johnstone, Dave R. Lopez, Melvin Moran, David E. Rainbolt
Instruction: To withhold vote for any individual nominee, write that nominee’s name below.

(Continued and to be signed and dated on the reverse side)

P R O X Y

2. To Ratify Grant Thornton LLP as Independent Auditor.
☐ FOR	☐ AGAINST	☐ ABSTAIN
3. In Their Discretion, the Proxies Are Authorized to Vote Upon Such Other Business as May Properly Come Before the Meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTIONS ARE INDICATED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS AND WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.
This proxy also provides voting instructions for shares of Common Stock held in the BancFirst Corporation Employee Stock Ownership Plan and the BancFirst Corporation Thrift Plan.
The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, and the Proxy Statement furnished therewith, and hereby revokes any proxy to vote shares of Common Stock of the Company heretofore given.

Please mark Change of Address below.
SIGNATURE(S) DATE
Please date, sign exactly as name appears herein, and promptly return in the enclosed envelope. When signing as guardian, executor, administrator, attorney, trustee, custodian, or in any other similar capacity, please give full title. If a corporation, sign in full corporate name by authorized officer, giving title. If a partnership, sign in partnership name by authorized person. In case of joint ownership, each joint owner must sign.

P R O X Y